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                                                                     Exhibit 4.2

                               First AMENDMENT TO

                                    WARRANTS



         This First Amendment (this "AMENDMENT") to Warrants is entered into, dated and effective as of August 22, 2003, among Stratasys, Inc., a Delaware corporation (the "COMPANY"), and each purchaser identified on the signature pages hereto (each, a "PURCHASER" and collectively, the "PURCHASERS").

         WHEREAS, the Company and each Purchaser is a party to that certain Securities Purchase Agreement dated as of August 17, 2003 (the "PURCHASE AGREEMENT");

         WHEREAS, pursuant to the Purchase Agreement the Company issued to each Purchaser the a Warrant (each a "Warrant" and collectively the "Warrants"); and

         WHEREAS, the Company and the Purchasers desire to amend each of the Warrants as set forth herein;

         NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agrees to amend each of the Warrants as follows:

         1. The Expiration Date set forth in the first paragraph of each Warrant shall be extended by six months so that each Warrant shall have an Expiration Date of five years and 6 months from the date of issuance.

         2. Section 9(e) of each of the Warrants is hereby amended and restated as follows:


         "(e) NUMBER OF WARRANT SHARES. Simultaneously with any adjustment to the Exercise Price pursuant to paragraphs (a) or (b) of this Section, the number of Warrant Shares that may be purchased upon exercise of this Warrant shall be increased or decreased proportionately, so that after such adjustment the aggregate Exercise Price payable hereunder for the increased or decreased number of Warrant Shares shall be the same as the aggregate Exercise Price in effect immediately prior to such adjustment."

         4. None of the Purchasers has transferred any interest in the Warrant issued to it under the Agreement. The Company shall as soon as possible, and in any event within 3 days of the date hereof, issue to each Purchaser a replacement warrant reflecting the amendments set forth in this Amendment.

         5. The Agreement and each of the Warrants, as amended by this Amendment, shall continue to be and shall remain in full force and effect in accordance with their respective terms.



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         6.  This  Amendment  may be  executed  by  facsimile  in any  number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.


         IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to the Warrants to be duly executed by their respective authorized signatories as of the date first indicated above.

                                      STRATASYS, INC.


                                      By: /s/ S. Scott Crump
                                          ------------------------------------
                                          Name: S. Scott Crump
                                          Title: CEO



                                      MAINFIELD ENTERPRISES, INC.


                                      By: /s/ Avi Vigder
                                          ------------------------------------
                                          Name: Avi Vigder
                                          Title: Authorized Signatory




                                      SMITHFIELD FIDUCIARY LLC


                                      By: /s/ Adam J. Chill
                                          ------------------------------------
                                          Name: Adam J. Chill
                                          Title: Authorized Signatory

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